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                                  CROWN VANTAGE INC.

                             ARTICLES OF AMENDMENT TO THE
                              ARTICLES OF INCORPORATION

      1.     NAME.  The name of the Corporation is Crown Vantage Inc.

      2. THE AMENDMENT. This Amendment (the "Amendment") deletes the words "15,000 shares" as it appears with respect to shares of Preferred Stock in the first sentence of the first paragraph of Article VIII of the Articles of Incorporation (the "Articles") and substitutes in lieu thereof, the words "50,000 shares", thereby increasing the number of designated shares of Preferred Stock to be issued under Article VIII.

      3. BOARD ACTION. The Board of Directors at its meeting on July 31, 1996, at which a quorum was present and acting throughout, found the Amendment to be in the best interest of the Corporation. The Board of Directors is authorized by Article IV of the Articles to adopt Articles of Amendment to provide for the designation of one or more series of Preferred Stock, and accordingly, shareholder approval is not required.


Dated: July 31, 1996


                                            CROWN VANTAGE INC.



                                            By:  /s/ Ernest S. Leopold
                                                 ----------------------------
                                                 Chairman, President and Chief
                                                 Executive Officer


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